Exhibit 99.2
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Media:	Investors:	RAI 2010-18
	Maura Payne	Morris Moore
	(336) 741-6996	(336) 741-3116
Reynolds American announces dividend increase, two-for-one stock split and 2011 retirement of CEO Ivey
WINSTON-SALEM, N.C. — Oct. 15, 2010 — The Reynolds American Inc. (NYSE: RAI) board of directors has approved an 8.9 percent increase in the company’s quarterly dividend and a two-for-one split of the company’s stock.
In addition, Susan M. Ivey, currently chairman, president and CEO of RAI, has notified the board of directors of her intent to retire on Feb. 28, 2011. The board has elected Daniel (Daan) M. Delen, currently chairman, president and CEO of R.J. Reynolds Tobacco Company, to be president- and CEO-elect of RAI, and a member of the board of directors, effective Jan. 1, 2011.
After ongoing evaluation, the board also decided to split the roles of chairman of the board and chief executive officer, in line with best-practice trends in corporate governance. Thomas C. Wajnert was elected non-executive chairman of RAI’s board, effective Nov. 1, 2010. Wajnert has served as the board’s lead director since 2008, serves as the chair of the board’s compensation and leadership development committee, and is a member of the corporate governance and nominating committee. He chaired the board’s audit and finance committee from 2004 to 2009.
Stock Split
The stock split will be in the form of a special 100 percent stock dividend. Shareholders of record on Nov. 1, 2010, will receive one additional share of RAI common stock for each share they own. The new shares will be issued on Nov. 15, 2010. This is the second two-for-one stock split since the company became publicly traded in 2004. After the split, there will be approximately 583 million shares of RAI common stock outstanding.
Dividend Increase
On a split-adjusted basis, RAI’s quarterly dividend will increase from $0.45 to $0.49, or from $1.80 to $1.96 on an annualized basis. On a pre-split basis, the dividend increase equates to an increase of $0.32 per share, from $3.60 to $3.92, on an annualized basis. The dividend will be payable on Jan. 3, 2011, to shareholders of record on Dec. 10, 2010. This will be the 26th consecutive quarterly dividend paid to shareholders since the company became publicly traded in 2004, and the sixth dividend increase.
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Executive Changes
Ivey, 51, has been chairman, president and CEO of Reynolds American since 2006. She served as RAI’s president and CEO and a member of the board of directors between 2004 and 2006. From 2001 to 2004, Ivey was president and CEO of Brown & Williamson Tobacco Corp. Brown & Williamson and R.J. Reynolds Tobacco Co. combined their U.S. businesses in 2004.
“My 30-year career in the tobacco industry, including 10 years in the CEO role, has been rewarding, challenging and fulfilling,” Ivey said. “Daan Delen and I have worked together for many years, and have worked diligently over the last four years, in particular, to set the successful course on which RAI and its operating companies are now headed. I have every confidence that Daan, his leadership team and all our employees will continue to deliver terrific results.
“I take great pride in what the employees of RAI and each of its operating companies have achieved in the last six years, and am truly grateful for their dedication to this company and its shareholders,” Ivey said. “With Tom Wajnert in the role of chairman, the company’s commitment to returning value to its shareholders is quite secure. Certainly the board’s decisions to increase RAI’s dividend and split the stock underscore their belief in the company’s business fundamentals and management team,” she said.
Following Wajnert’s assumption of the role of chairman of the board Nov. 1, 2010, Ivey will remain on the board, and will continue in her role as president and CEO of RAI. On Feb. 28, 2011, she will resign from those positions with the company and resign from the board.
Delen, 44, is chairman, president and CEO of R.J. Reynolds Tobacco Company, the largest of RAI’s operating companies. Before joining R.J. Reynolds in January 2007, he was the president of British American Tobacco Ltd. (BAT) – Japan. He joined the BAT organization in 1989 and served in a number of capacities for the company in Guatemala, the United Kingdom, Singapore, Chile, Argentina and the U.S.
“I look forward to taking on the CEO role of RAI, particularly at this time when the company has such a well-established strategic growth plan in place,” Delen said. “Susan and I have worked closely to align the companies’ businesses to position them for success, and it will be a great pleasure to continue to see those plans through. With the support of the extraordinary employees we have at RAI and its operating companies, I look forward to continuing our very successful trajectory,” he said.
In addition to his role on RAI’s board, Wajnert, 67, provides senior advisory services to CEOs and public and privately owned companies. He is a principal of The Alta Group, a global consultancy focused on the financial-services sector, and serves as chairman of the audit committee at UDR. He is also chairman of FGIC, a private-equity-owned insurance company. He is the retired founder, chairman and CEO of AT&T Capital Corporation.
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“I want to thank and congratulate Susan on her long years of service to this company and this industry,” Wajnert said. “Her 30 years of expertise in the industry added great insight to her role as chairman of the board. In keeping with best practices in corporate governance, however, the board determined that this is the appropriate time for the company to split the roles of chairman and chief executive. I look forward to working closely with Daan Delen, who also brings decades of domestic and international tobacco experience to his new role,” he said.
Web Disclosure
RAI’s website, www.ReynoldsAmerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.ReynoldsAmerican.com to receive alerts when news about the company has been posted.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco
Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the U.S.: Camel, Pall Mall, Winston, Doral and Kool.

•	American Snuff Company, LLC (formerly Conwood Company, LLC) is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. American Snuff Co. also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.ReynoldsAmerican.com.
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